EXHIBIT 99.1

For Immediate Release

Connecticut Water and Town of Mansfield Approve Letter of Intent
Important milestone reached in providing a long-term water supply solution to the Town

Mansfield, Connecticut, October 29, 2013 - Connecticut Water Company (“Company”) and the Town of Mansfield (“Town”) are pleased to announce that they have approved a non-binding Letter of Intent (LOI) to provide a long-term water supply solution to the Town. The LOI provides the framework for necessary contractual agreements to implement the water supply plan.
Last August, the UConn Board of Trustees and the Town of Mansfield endorsed an Environmental Impact Evaluation and Record of Decision (ROD) that identified Connecticut Water as the preferred option to supply the University and the Town with up to 2.2 million gallons of water per day over the next 50 years. The ROD was subsequently approved by the State of Connecticut Office of Policy and Management on September 16.
Last evening the Mansfield Town Council approved the LOI that had been negotiated between the two parties over the past 60 days. The LOI will be signed by Matthew Hart, Mansfield’s Town Manager, and Eric W. Thornburg, President and CEO of Connecticut Water as early as today. A separate LOI was executed on Wednesday, October 23, 2013, between the University and Connecticut Water.
Key provisions of the Mansfield LOI:

• Connecticut Water will fund a 5-mile pipeline from Tolland and other necessary infrastructure improvements at no cost to the University, the Town or the state’s taxpayers to serve the area.
• Current off campus customers of UConn will become customers of Connecticut Water at the current University water rates (subject to any state-approved surcharges).
• Future customers of Connecticut Water in Mansfield will pay Connecticut Water rates authorized by the Public Utilities Regulatory Authority.
• Connecticut Water will assume responsibility for maintaining, repairing and replacing the off-campus water system serving Mansfield.

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A Water System Advisory Group will be created with representatives of the Town, UConn, regional representatives and other key stakeholders to advise Connecticut Water regarding water service and the system’s operations, expansion or integration as well as recommended Best Management Practices, including water conservation programs.

According to Eric Thornburg, the Company is eager to move forward and begin work on the necessary contracts. He stated, “Connecticut Water is committed to working with Mansfield officials to make sure they and the residents of Mansfield understand that we want to be a partner and will continue to communicate about the process and the project, and will work to address any and all concerns. We are eager to develop the contractual agreements and begin the regulatory permitting process that will get us closer to getting pipe in the ground to serve the Mansfield community.”

Town Manager Matt Hart says approval of the LOI reflects the community’s interest in an environmentally sound, long-term water supply solution. He stated, “The LOI is the first step in preparing a definitive agreement. The Town Council recognized that this is an early, but important, step in a long-awaited opportunity to have access to a safe, reliable supply of water for those neighborhoods in town currently served by the University’s public water system and to promote sustainable development in the community, within a regulatory framework that will protect the Town’s interests.”

Both the Town and the Company are working diligently to finalize the necessary contractual agreements by the end of the year.

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News media contacts:

Connecticut Water Daniel J Meaney, APR, Director of Corporate Communications (860) 664-6016 dmeaney@ctwater.com www.ctwater.com Twitter: www.twitter.com/CTWater Facebook: www.facebook.com/CTWtr	Town of Mansfield Matthew W. Hart Town Manager 860.429.3336 TownMngr@mansfieldct.org www.mansfieldct.gov Facebook: www.facebook.com/pages/Storrs-CT/Town-of-Mansfield-Connecticut/139295482773280